                                                                   Exhibit 12.01
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
                                                                                                     Twelve
                                                                                                     months
                                                                                 Nine months         ended
                                                                             ended September 30,    Sept 30,
                                            Year ended December 31,          -------------------    --------
                                            -----------------------              (unaudited)      (unaudited)
In thousands                       2002     2001     2000     1999     1998     2003     2002         2003
--------------------------------------------------------------------------------------------------------------
Fixed Charges

Interest Expense                  18,072   33,501   43,649   44,109   38,228    7,230   15,832        9,470

Rent expense interest              1,200    1,140    1,260    1,360      940      900      900        1,200

Capitalized interest                   -        -        -        -        -        -        -            -

                                  19,272   34,641   44,909   45,469   39,168    8,130   16,732       10,670

Earnings

Income from continuing
  operations before income
  taxes & cumulative effect
  of accounting change            23,904   18,427   37,918   44,071   90,315   26,277   17,283       32,898

Fixed charges (less
  capitalized interest)           19,272   34,641   44,909   45,469   39,168    8,130   16,732       10,670

                                  43,176   53,068   82,827   89,540  129,483   34,407   34,015       43,568

Ratio of earnings to fixed
  charges                            2.2      1.5      1.8      2.0      3.3      4.2      2.0          4.1
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